                                                                    EXHIBIT 99.1




                              FOR IMMEDIATE RELEASE


                        ARKANSAS BEST CORPORATION REPORTS
                     4TH QUARTER AND FULL YEAR 2002 RESULTS,
                  ABF(R)'S 4TH QUARTER OPERATING RATIO IS 92.2%


         (Fort Smith, Arkansas, January 21, 2003) -- Arkansas Best Corporation (Nasdaq: ABFS) today announced fourth quarter 2002 net income of $14.5 million, or $0.57 per diluted common share, compared to fourth quarter 2001 net income of $9.5 million, or $0.38 per diluted common share. The fourth quarter figures for 2001 included a non-recurring tax benefit of approximately $1.9 million ($0.08 per diluted common share) resulting from the resolution of certain tax contingencies originating in prior years. For the full year of 2002, the company reported income, before the cumulative effect of an accounting change, of $40.8 million, or $1.60 per diluted common share (net income of $16.8 million, or $0.66 per diluted common share after the accounting change) versus 2001 net income of $41.4 million, or $1.66 per diluted common share.

         "Arkansas Best's solid performance during 2002 validated its position as the company with the strongest financial position in the long-haul, LTL industry," said Robert A. Young, III, Arkansas Best President and Chief Executive Officer. "ABF(R) continued to produce good results with a fourth quarter operating ratio of 92.2%. Clipper was profitable during the quarter while improving its operating ratio by three percentage points compared to last year's fourth quarter," said Mr. Young.

ABF FREIGHT SYSTEM, INC.

         ABF's fourth quarter 2002 revenue was $344.9 million compared to $302.0 million in the fourth quarter of 2001. ABF's operating income during the current quarter was $27.1 million compared to $16.5 million in the same period last year.

         Fourth quarter-billed LTL revenue per hundredweight, excluding fuel surcharge, was $22.56, an increase of 5.9% over the fourth quarter 2001 figure of $21.30. "The closure of CF has strengthened overall pricing stability in our industry," said Mr. Young. "ABF's ability to secure customer rate increases has improved. For example, in the fourth quarter of 2002, the average percent of rate increase obtained on deferred pricing agreements was better than that for any quarter since the third quarter of 2000 and was almost a full percentage point better than we saw in the fourth quarter of 2001."

         "In an environment where a major competitor goes out of business, ABF's profitability and strong financial position have been advantages in the marketplace," said Mr. Young. "We've seen that value is even more important to our customers, and they are displaying a greater appreciation of financial stability in their transportation partners."

         Fourth quarter 2002 LTL tonnage per day increased 6.5% when compared to the 2001 fourth quarter. "During the first eight months of 2002, prior to the closure of CF, ABF's LTL pounds per day was 7% below the same eight-month period in 2001. During the four-month period from September through December of 2002, following CF's closure, ABF's LTL pounds per day was 6% above the same four-month period in 2001. Comparing these two time periods results in an increase in tonnage trends of 13%," said Mr. Young.

         "It has been difficult to distinguish the exact amount of business ABF has obtained directly from the CF closure," said Mr. Young. "Additional factors, including the economic environment and the settlement of the longshoremen's west coast labor dispute, also impacted ABF's fourth quarter tonnage levels. When business levels increase with customers ABF had prior to CF's closure, it is impossible to know which factor caused the change. Some of the additional freight that can be identified as coming from CF is not as profitable as ABF's average business. However, this business has contributed positively to ABF's margins because of the operating leverage that was available throughout the ABF network. As usual, pricing on accounts identified with less-than-acceptable margins is currently being addressed. During the fourth quarter, ABF had better success in securing price increases and retaining this business."

         LTL shipments per day in two-day transit time lanes increased 6.7% compared to an increase of 12.3% in ABF's longer haul business. "The majority of freight that ABF received as a result of the CF closure was in the 'three-day and beyond' service lanes," said Mr. Young. As seen throughout 2002, fourth quarter productivity of ABF's dock employees, city drivers and yard personnel improved over the same period in 2001.

         For the full year of 2002, ABF's revenue was $1.28 billion, essentially the same as in 2001. ABF's 2002 operating ratio was 94.6% versus a 93.8% in 2001. ABF's 2002 operating income was

$68.8 million versus $79.4 million during 2001. Total tonnage per day in 2002 decreased 4.2% compared to 2001. LTL tonnage per day during 2002 decreased 2.8% from 2001 levels and truckload tonnage per day experienced a decline of 9.6% versus 2001.

         "During 2002, ABF's total insurance costs, including those for workers' compensation and bodily injury/property damage (BI/PD), increased by over $13 million versus 2001. This was related to various factors including the effects of the terrorist attacks on our nation, increased costs in the re-insurance market and continually rising healthcare costs," said Mr. Young. "These additional expenses added over one percentage point to ABF's 2002 operating ratio. Without this cost increase, ABF's 2002 operating ratio would have been better than its operating ratio in 2001."

         ABF's 2003 costs for workers' compensation and BI/PD premiums and claims should remain consistent with 2002, assuming similar claims experience and considering cost differences that occur because of changes in business levels. However, for 2003, Arkansas Best has increased its BI/PD self-insured retention layer from $500,000 to $1,000,000 per claim.

          "ABF continues to reduce its transit time standards in order to more effectively handle customer shipments in a timely manner," said Mr. Young. "Additional operational changes implemented in ABF's network during December allowed transit times to decrease in over 15% of ABF's service lanes. Generally, ABF's long-haul lanes were improved. These most recent changes, combined with previously announced improvements in many of ABF's short-haul lanes, resulted in service standard improvements in approximately 62% of ABF's terminal-to-terminal lanes since April 1999."

          "In December, ABF was named by Selling Power magazine as one of the top three companies to sell for in the service sector of the United States economy. ABF was also named in the top five of the best 50 companies to sell for overall. Through training and the use of technology, including ABF's award-winning Web tools, ABF's sales force provides personal, direct attention to our customers' individual needs," said Mr. Young. "The effectiveness of our sales force is a huge reason why many customers choose ABF."

         "As previously announced, on January 31 ABF will say goodbye to its President and Chief Executive Officer, David Stubblefield, after 43 years of service," said Mr. Young. "ABF is the company that it is today in large part because of Dave's positive influence throughout these many years. Dave, we thank you for what you have meant to ABF and Arkansas Best. We wish you years of happiness and good health in the future!"

CLIPPER

         For the fourth quarter of 2002, Clipper had revenues of $30.3 million versus $29.7 million in the fourth quarter of 2001. Clipper's fourth quarter 2002 operating ratio was 98.9% versus 101.9% during the fourth quarter of 2001. "During the quarter, Clipper's temperature-controlled division experienced the traditional downturn in its produce business, but this was offset by a program to lease refrigerated trailers to grocery chains during the holiday season," said Mr. Young. "Overall, Clipper's fourth quarter was positively impacted by earning rebates achieved from increased business levels with the railroads."

         For the full year 2002, revenues at Clipper were $118.9 million compared to $127.3 million during 2001. Clipper's 2002 operating ratio was 99.1% compared to 99.6% last year. "Clipper's LTL and full-load divisions both experienced reductions in yearly revenue due to the effects of the general economic decline and Clipper's continued efforts to improve its mix of accounts," said Mr. Young. "In spite of this revenue decrease, Clipper was able to increase its 2002 operating income by $670,000 versus 2001," said Mr. Young. "This was primarily due to higher utilization of rail in linehaul movements and cost-efficient handling of customer shipments in service lanes between major cities."

         "During 2001, when Clipper's revenues first declined due to the elimination of unprofitable customer accounts, we believed this would eventually help improve Clipper's overall profitability. The 2002 results indicate that this is beginning to happen. When the economic environment improves and more business becomes available, Clipper's emphasis on individual account profitability should translate into further margin improvements," said Mr. Young.

CAPITAL EXPENDITURES

         In 2003, Arkansas Best forecasts net capital expenditures to be approximately $70 million. Expenditures anticipated for 2003 are above last year's net capital expenditure total of $46 million due primarily to planned purchases of replacement trailers for both ABF and Clipper.

         "So far, ABF has not been the successful bidder on any of the CF properties that have been sold in previous auctions," said Mr. Young. "ABF continues to be interested in a few of the remaining, unsold CF facilities throughout the United States. We anticipate that the remaining properties, in which we have an interest, have market values of approximately $2 million - $3 million in total."

         Arkansas Best's depreciation and amortization for 2003 is forecasted to be approximately $52 million.

WINGFOOT "PUT PRICE" ADJUSTMENT

         As previously announced, Arkansas Best entered into a joint venture agreement with The Goodyear Tire & Rubber Company that resulted in the formation of Wingfoot Commercial Tire Systems, LLC. Arkansas Best has the right to sell its 19% ownership interest in Wingfoot to Goodyear at any time after April 30, 2003 and before April 30, 2004. Goodyear made a claim against Arkansas Best under the indemnity provisions of the joint venture contract. As a result, in the fourth quarter of 2002, Goodyear and Arkansas Best agreed to an amendment to the contract, reducing the "Put Price" by $2.1 million and increasing Goodyear's liability exposure by $2.1 million. The amended "Put Price" is $71.3 million and Arkansas Best's potential gain in 2003 from exercising the "Put" is $12 million rather than $14 million.

PENSION AND SUPPLEMENTAL PENSION

         As previously reported, Arkansas Best contributed $5.6 million to the ABF non-union pension plan during the third quarter of 2002. During the fourth quarter of 2002, Arkansas Best received approval from the Internal Revenue Service to change its 2002 plan valuation date from the beginning of the year to the end of the year, thus allowing 2002 stock market losses to be considered in the measurement of the amount of allowed tax-deductible contributions to the companies' non-union pension plans. This change allowed Arkansas Best to make contributions of $10 million to its non-union pension plans in December. As a result, these pension plans are fully funded.

         For certain designated participants, Arkansas Best has an unfunded supplemental pension plan which supplements benefits under its non-union pension plans. At the end of 2002, Arkansas Best recorded, through equity, an after-tax minimum liability of $3.5 million associated with this supplemental plan. This liability resulted partially from a decline in interest rates, which increased plan liabilities.

         As a result of three years of market declines, Arkansas Best has evaluated its pension plan assumptions and will use 7.90% as its 2003 investment return assumption and 6.90% as its discount rate assumption for 2003 plan liabilities. These rates compare to 9% for investment returns and 7.55% for plan liabilities for 2002.

FORBES MAGAZINE HONOR

         For the third year in a row, Forbes magazine named Arkansas Best Corporation as one of the Platinum 400 Best Big Companies in America. In its January 6, 2003 issue, Arkansas Best was included as one of thirteen companies in the "Travel & Transport" industry sector. "We are pleased to be included in this distinguished group of U.S. companies again this year," said Mr. Young.

CONFERENCE CALL

         Arkansas Best Corporation will host a conference call with company executives to discuss the company's 2002 fourth quarter and full year results. The call will be today, Tuesday, January 21, at 10:30 a.m. EST. Interested parties are invited to listen by calling (800) 946-0786. Following the call, a recorded playback will be available through the end of the month. To listen to the playback, dial (888) 203-1112. The passcode for the playback is 741850. The live conference call and playback can also be accessed on Arkansas Best's Internet Web site at www.arkbest.com through Friday, January 31.

COMPANY DESCRIPTION

         Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload ("LTL") general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

FORWARD-LOOKING STATEMENTS

         THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "estimate," "expect," "predict," "plan," "anticipate," "believe," "intend," "should," "would," "scheduled," and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best's subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures;

competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's SEC public filings.

         The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
--------------------------------------------------------------------------------

                                                                     THREE MONTHS ENDED                      YEAR ENDED
                                                                         DECEMBER 31                         DECEMBER 31
                                                               ------------------------------      ------------------------------
                                                                   2002              2001              2002              2001
                                                               ------------      ------------      ------------      ------------
                                                                              ($ THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING REVENUES (3)
   Transportation operations .............................     $    375,197      $    331,673      $  1,396,017      $  1,504,138
   Service and other .....................................            6,368             5,826            26,280            22,068
                                                               ------------      ------------      ------------      ------------
                                                                    381,565           337,499         1,422,297         1,526,206
                                                               ------------      ------------      ------------      ------------
OPERATING EXPENSES AND COSTS (3)
   Transportation operations .............................          349,185           317,119         1,328,939         1,428,569
   Service and other .....................................            6,181             5,614            25,137            21,703
                                                               ------------      ------------      ------------      ------------
                                                                    355,366           322,733         1,354,076         1,450,272
                                                               ------------      ------------      ------------      ------------
OPERATING INCOME .........................................           26,199            14,766            68,221            75,934
OTHER INCOME (EXPENSE)
   Net gains (losses) on sales of property and other .....             (198)              290             3,524               918
   Gain on sale of G.I. Trucking Company .................               --                --                --             4,642
   IRS interest settlement (5) ...........................               --                --             5,221                --
   Interest expense ......................................           (1,990)           (2,569)           (8,097)          (12,636)
   Other, net ............................................              (57)              (60)             (238)           (2,139)
                                                               ------------      ------------      ------------      ------------
                                                                     (2,245)           (2,339)              410            (9,215)
                                                               ------------      ------------      ------------      ------------

INCOME BEFORE INCOME TAXES ...............................           23,954            12,427            68,631            66,719

FEDERAL AND STATE INCOME TAXES
   Current ...............................................            8,637             4,684            19,464            25,367
   Deferred ..............................................              852            (1,729)            8,412               (52)
                                                               ------------      ------------      ------------      ------------
                                                                      9,489             2,955            27,876            25,315
                                                               ------------      ------------      ------------      ------------

INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING PRINCIPLE .........................           14,465             9,472            40,755            41,404
                                                               ------------      ------------      ------------      ------------
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF TAX BENEFITS OF $13,580 (4) ..........               --                --           (23,935)               --
                                                               ------------      ------------      ------------      ------------

NET INCOME ...............................................           14,465             9,472            16,820            41,404
   Preferred stock dividends .............................               --                --                --             2,487
                                                               ------------      ------------      ------------      ------------

NET INCOME FOR COMMON STOCKHOLDERS .......................     $     14,465      $      9,472      $     16,820      $     38,917
                                                               ============      ============      ============      ============
NET INCOME (LOSS) PER COMMON SHARE
BASIC:
  Income before cumulative effect of change in
     accounting principle (1) ............................     $       0.58      $       0.39      $       1.65      $       1.79
  Cumulative effect of change in accounting principle,
     net of tax ..........................................               --                --             (0.97)               --
                                                               ------------      ------------      ------------      ------------
NET INCOME PER SHARE (1) .................................     $       0.58      $       0.39      $       0.68      $       1.79
                                                               ------------      ------------      ------------      ------------
AVERAGE COMMON SHARES
   OUTSTANDING (BASIC): ..................................       24,850,147        24,457,048        24,746,051        21,802,258
                                                               ============      ============      ============      ============
DILUTED:
  Income before cumulative effect of change in
     accounting principle (2) ............................     $       0.57      $       0.38      $       1.60      $       1.66
  Cumulative effect of change in accounting principle,
     net of tax ..........................................               --                --             (0.94)               --
                                                               ------------      ------------      ------------      ------------
NET INCOME PER SHARE (2) .................................     $       0.57      $       0.38      $       0.66      $       1.66
                                                               ------------      ------------      ------------      ------------
AVERAGE COMMON SHARES
    OUTSTANDING (DILUTED): ...............................       25,462,838        25,178,175        25,350,683        24,961,879
                                                               ============      ============      ============      ============

CASH DIVIDENDS PAID PER COMMON SHARE .....................     $         --      $         --      $         --      $         --
                                                               ============      ============      ============      ============

(1) Gives consideration to preferred stock dividends of $2.5 million for the year ended December 31, 2001.
(2) For the year ended December 31, 2001, conversion of preferred shares into common is assumed for the period prior to the September 14 preferred redemption date.
(3) Includes seven months of G.I. Trucking Company's operations for the twelve-month period ended December 31, 2001. G.I. was sold on August 1, 2001.
(4) In the first quarter of 2002, the Company recognized a non-cash impairment loss of $23.9 million, net of taxes, due to the write-off of Clipper goodwill.
(5) In the third quarter of 2002, the Company recognized other income of $3.1 million, net of taxes, due to a favorable settlement reached with the Internal Revenue Service ("IRS").

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                DECEMBER 31      DECEMBER 31
                                                                                    2002             2001
                                                                                ------------     ------------
                                                                                 (UNAUDITED)         NOTE
                                                                                        ($ THOUSANDS)
ASSETS

CURRENT ASSETS
   Cash and cash equivalents ..............................................     $     39,644     $     14,860
   Accounts receivable, less allowances (2002 - $2,942; 2001 - $3,483) ....          130,769          116,430
   Prepaid expenses .......................................................            7,787            6,803
   Deferred income taxes ..................................................           26,443           22,193
   Federal and state income taxes prepaid .................................               --            2,647
   Other ..................................................................            3,729            4,027
                                                                                ------------     ------------
      TOTAL CURRENT ASSETS ................................................          208,372          166,960

PROPERTY, PLANT AND EQUIPMENT
   Land and structures ....................................................          223,107          214,856
   Revenue equipment ......................................................          343,100          334,622
   Service, office and other equipment ....................................           91,054           79,268
   Leasehold improvements .................................................           12,983           12,359
                                                                                ------------     ------------
                                                                                     670,244          641,105
   Less allowances for depreciation and amortization ......................          330,841          306,928
                                                                                ------------     ------------
                                                                                     339,403          334,177

INVESTMENT IN WINGFOOT ....................................................           59,341           59,341

OTHER ASSETS ..............................................................           82,242           58,949

ASSETS HELD FOR SALE ......................................................            3,203            2,402

GOODWILL, less accumulated amortization
  (2002 - $32,037; 2001 - $44,469) ........................................           63,811          101,324
                                                                                ------------     ------------

                                                                                $    756,372     $    723,153
                                                                                ============     ============


Note: The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS - CONTINUED
--------------------------------------------------------------------------------

                                                                      DECEMBER 31       DECEMBER 31
                                                                          2002              2001
                                                                      ------------      ------------
                                                                       (UNAUDITED)          NOTE
                                                                              ($ THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Bank overdraft and drafts payable ............................     $      7,808      $      6,515
   Accounts payable .............................................           58,442            50,366
   Federal and state income taxes ...............................            5,442                --
   Accrued expenses .............................................          123,294           121,423
   Current portion of long-term debt ............................              328            14,834
                                                                      ------------      ------------
      TOTAL CURRENT LIABILITIES .................................          195,314           193,138

LONG-TERM DEBT, less current portion ............................          112,151           115,003

FAIR VALUE OF INTEREST RATE SWAP ................................            9,853             5,383

OTHER LIABILITIES ...............................................           59,938            40,097

DEFERRED INCOME TAXES ...........................................           23,656            31,736

FUTURE MINIMUM RENTAL COMMITMENTS, NET
  (as of December 31, 2002 - $42,494) ...........................               --                --

OTHER COMMITMENTS AND CONTINGENCIES (NONE) ......................               --                --

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value, authorized 70,000,000 shares;
      issued 2002:  24,972,086 shares; 2001: 24,542,163 shares ..              250               245
   Additional paid-in capital ...................................          211,566           204,463
   Retained earnings ............................................          154,456           137,635
   Treasury stock, at cost, 2002 and 2001:  59,782 shares .......             (955)             (955)
   Accumulated other comprehensive loss .........................           (9,857)           (3,592)
                                                                      ------------      ------------
      TOTAL STOCKHOLDERS' EQUITY ................................          355,460           337,796
                                                                      ------------      ------------

                                                                      $    756,372      $    723,153
                                                                      ============      ============


Note: The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
--------------------------------------------------------------------------------

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31
                                                                              2002            2001
                                                                           ----------      ----------
                                                                                 ($ THOUSANDS)
OPERATING ACTIVITIES
   Net income ........................................................     $   16,820      $   41,404
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Change in accounting principle, net of tax .....................         23,935              --
      Depreciation and amortization ..................................         49,219          50,315
      Amortization of intangibles ....................................             --           4,053
      Other amortization .............................................            275             180
      Provision for losses on accounts receivable ....................          1,593           2,966
      Provision for deferred income taxes ............................          8,412             (52)
      Gain on sales of assets and other ..............................         (3,430)         (2,322)
      Gain on sale of G.I. Trucking Company ..........................             --          (4,642)
      Changes in operating assets and liabilities, net of sales:
         Receivables .................................................        (15,914)         35,236
         Prepaid expenses ............................................           (982)           (136)
         Other assets ................................................        (12,631)        (10,892)
         Accounts payable, bank drafts payable, taxes payable,
           accrued expenses and other liabilities ....................         21,371         (51,263)
                                                                           ----------      ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES ............................         88,668          64,847
                                                                           ----------      ----------

INVESTING ACTIVITIES
   Purchases of property, plant and equipment
     less capitalized leases and notes payable .......................        (55,668)        (74,670)
   Proceeds from asset sales .........................................         11,874          10,132
   Proceeds from the sale of G.I. Trucking Company ...................             --          40,455
   Capitalization of internally developed software and other .........         (4,381)         (2,817)
                                                                           ----------      ----------
NET CASH USED BY INVESTING ACTIVITIES ................................        (48,175)        (26,900)
                                                                           ----------      ----------

FINANCING ACTIVITIES
   Borrowings under revolving credit facilities ......................         61,200          92,800
   Payments under revolving credit facilities ........................        (61,200)        (92,800)
   Payments on long-term debt ........................................        (15,191)        (23,234)
   Retirement of bonds ...............................................         (4,983)        (23,174)
   Net increase (decrease) in bank overdraft .........................          1,379         (18,165)
   Dividends paid ....................................................             --          (2,487)
   Purchase of preferred stock .......................................             --            (414)
   Other, net ........................................................          3,086           7,645
                                                                           ----------      ----------
NET CASH USED BY FINANCING ACTIVITIES ................................        (15,709)        (59,829)
                                                                           ----------      ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .................         24,784         (21,882)
   Cash and cash equivalents at beginning of period ..................         14,860          36,742
                                                                           ----------      ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ...........................     $   39,644      $   14,860
                                                                           ==========      ==========

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT REVENUES, OPERATING INCOME,
OPERATING RATIOS, AND FINANCIAL STATISTICS (UNAUDITED)
--------------------------------------------------------------------------------

                                                 THREE MONTHS ENDED                  YEAR ENDED
                                                     DECEMBER 31                     DECEMBER 31
                                                2002            2001             2002            2001
                                             ----------      ----------       ----------      ----------
                                                                   ($ THOUSANDS)
FINANCIAL STATEMENT REVENUES

   ABF Freight System, Inc. (1)
      LTL ..............................     $  316,832      $  275,973       $1,171,887      $1,168,191
      TL ...............................         28,068          25,996          105,230         114,124
                                             ----------      ----------       ----------      ----------
      Total ............................        344,900         301,969        1,277,117       1,282,315

   Clipper .............................         30,315          29,705          118,949         127,278
   G.I. Trucking Company (2) ...........             --              --               --          95,477


FINANCIAL STATEMENT OPERATING INCOME

   ABF Freight System, Inc. (1) ........     $   27,060      $   16,478       $   68,824      $   79,355
   Clipper .............................            322            (570)           1,123             453
   G.I. Trucking Company (2) ...........             --              --               --              73



OPERATING RATIOS

   ABF Freight System, Inc. (1) ........           92.2%           94.5%            94.6%           93.8%
   Clipper .............................           98.9%          101.9%            99.1%           99.6%
   G.I. Trucking Company (2) ...........             --              --               --            99.9%

(1)  Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.
(2) Includes seven months of G.I. Trucking Company's operations for the twelve-month period ended December 31, 2001. G.I. Trucking Company was sold on August 1, 2001.


                                                                                        TWELVE MONTHS ENDED
                                                                                         DECEMBER 31, 2002
                                                                                        -------------------
FINANCIAL STATISTICS

After Tax Return on Stockholders' Equity (net income / average equity)............              11.76%

Debt to Equity Ratio .............................................................              0.32:1

Debt (net of temporary investments) to Equity Ratio ..............................              0.21:1

After Tax Return on Capital Employed (1)..........................................               9.57%

(1) (Net income + interest after tax) / (average total debt - temporary investments + average equity)

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001
(INCLUDES FUEL SURCHARGE REVENUE, UNLESS OTHERWISE NOTED)
--------------------------------------------------------------------------------

                                     THREE MONTHS ENDED DECEMBER 31                TWELVE MONTHS ENDED DECEMBER 31
                                     2002            2001     % CHANGE            2002           2001        % CHANGE
                                 -----------     -----------  --------         -----------    -----------    --------
Billed Revenue*/CWT      LTL     $     23.27     $     21.69     7.3%          $     22.37    $     21.61        3.5%
                         TL      $      8.60     $      8.08     6.4%          $      8.04    $      7.85        2.4%
                         Total   $     20.44     $     18.94     8.0%          $     19.51    $     18.70        4.3%

Billed Revenue*/CWT      LTL     $     22.56     $     21.30     5.9%          $     21.91    $     21.00        4.3%
  (w/o FSC)              TL      $      8.45     $      7.99     5.8%          $      7.94    $      7.72        2.9%
                         Total   $     19.83     $     18.62     6.5%          $     19.11    $     18.19        5.1%

Billed Revenue*/Shipment LTL     $    226.02     $    217.48     3.9%          $    221.15    $    218.27        1.3%
                         TL      $  1,389.31     $  1,285.25     8.1%          $  1,308.23    $  1,268.93        3.1%
                         Total   $    242.54     $    234.23     3.5%          $    237.41    $    235.64        0.8%

Billed Revenue*/Shipment LTL     $    219.09     $    213.58     2.6%          $    216.54    $    212.11        2.1%
  (w/o FSC)              TL      $  1,364.17     $  1,271.69     7.3%          $  1,292.66    $  1,247.34        3.6%
                         Total   $    235.36     $    230.18     2.3%          $    232.63    $    229.22        1.5%

Tonnage                LTL           676,238         634,817     6.5%            2,626,623      2,701,195        (2.8)%
(tons)                 TL            162,045         160,552     0.9%              656,615        726,144        (9.6)%
                                 -----------     -----------                   -----------    -----------
                       Total         838,283         795,369     5.4%            3,283,238      3,427,339        (4.2)%

Shipments              LTL         1,392,761       1,266,414    10.0%            5,314,493      5,349,557        (0.7)%
                       TL             20,072          20,186    (0.6)%              80,672         89,896       (10.3)%
                                 -----------     -----------                   -----------    -----------
                       Total       1,412,833       1,286,600     9.8%            5,395,165      5,439,453        (0.8)%


* Billed Revenue does not include revenue deferral required for financial statement purposes under the Company's revenue recognition policy. Prior to the third quarter 2002, the Company reported revenue-per-hundredweight statistics using financial statement revenue recognized on a relative transit-time basis.

There were 62 workdays in the three months ended December 31, 2002 and the three months ended December 31, 2001. There were 253 workdays in the twelve months ended December 31, 2002 and in the twelve months ended December 31, 2001. Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.


Contact: Mr. David E. Loeffler, Vice President, Chief Financial Officer and Treasurer
            Telephone: (479) 785-6157

            Mr. David Humphrey, Director of Investor Relations
            Telephone: (479) 785-6200

                                 END OF RELEASE

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